EXHIBIT 99

FOR IMMEDIATE RELEASE Monday October 26, 2009	CONTACT: John A. Ustaszewski Chief Financial Officer (740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
THIRD QUARTER 2009 OPERATING RESULTS AND
DECLARES DIVIDEND
LEWIS CENTER, Ohio, October 26 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced results for the three months ended September 30, 2009. A loss of $718 thousand, or $0.19 per basic and diluted share was recognized, compared to a loss of $212 thousand, or $0.06 per basic and diluted share in the same period of 2008.
The Board of Directors declared a regular quarterly dividend of $0.02 per share, payable November 16, 2009 to shareholders of record as of October 30, 2009.
President and Chief Executive Officer Jeffrey T. Benton commented, “The third quarter was negatively impacted by the need to increase reserves for loan losses due to the impact of the economic slowdown on some of our business customers, the impairment write down of an investment security and skyrocketing FDIC insurance premiums. Continuing loan portfolio balances were generally stable, deposits experienced strong growth, other sources of income were steady and controllable expenses declined. Despite the need to increase reserves for a few business customers, we are encouraged that charge offs and delinquencies declined in the three months ended September 30, 2009 compared to the same period in 2008.”
“We are cautiously optimistic that the economy has stabilized and should improve in 2010,” stated Jeffrey T. Benton.
Net Interest Income
Net interest income was $5.3 million for the three months ended September 30, 2009 compared to $5.5 million for the same period in 2008. An overall decline in loan balances, period to period, and the negative impact of large cash balances contributed to the reduced net interest income. Loan originations remained sluggish during the third quarter and the Bank continued to experience run off in the indirect auto, residential mortgage and investment property portfolios. Other loan portfolios remained stable or increased slightly. The Bank experienced good growth in several deposit products and were able to re-price those deposits, which helped reduce overall funding costs. The Bank still holds substantial cash like balances, which provide the necessary liquidity to the Bank’s funding needs.
Noninterest Income
Total noninterest income decreased $279 thousand, or 32.3%, for the three months ended September 30, 2009, compared to the same period in 2008. The decrease was primarily attributable to an $833 thousand write down related to an other than temporarily impaired security during the quarter, offset by a decline in losses on sales of foreclosed properties compared to the same period in 2008. The security was written down to reflect the reduced interest and principal payments that management expects to receive, as economic conditions have negatively affected the instrument’s underlying collateral. Additionally, the Bank’s gains on sale of newly originated loans increased $21 thousand and the Corporation’s data processing revenue increased $29 thousand over the prior year quarter. These increases in noninterest income were partially offset by a decline in wealth management and trust revenue streams, due primarily to the current economic environment.
Noninterest Expense
Total noninterest expense increased $173 thousand, or 3.2%, for the three months ended September 30, 2009, compared to the same period in 2008. Third quarter’s non-interest expense would have been lower than last year’s, if not for a nearly $300 thousand increase in FDIC deposit insurance expenses. The increase in FDIC insurance premiums is attributed to both higher base assessment rates impacting the financial industry in order to replenish the deposit insurance fund and increased deposit balances. Other contributing factors included increased employee benefit costs and state franchise taxes. The increase in noninterest expense was offset by a reduction in professional fees for the quarter compared to 2008, due to reduced external consulting and professional services associated with the Corporation’s management of OREO properties and workout loans, including risk mitigation strategies.

Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $716,413 at September 30, 2009, compared to $712,564 at December 31, 2008, an increase of $3,849, or 0.5%. Cash and cash equivalents increased from $33,632 at December 31, 2008 to $73,116 at September 30, 2009 as a result of the Bank’s initiatives to increase balance sheet liquidity. Management has targeted higher levels of liquid assets due to the uncertainty of economic volatility still facing the financial services industry. Total securities decreased from $119,362 at December 31, 2008 to $102,491 at September 30, 2009. The mortgage-backed securities portfolio, totaling $41,809 at September 30, 2009, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The decrease in securities balances is attributed primarily to the liquidation of investments to raise cash to reduce long-term debt.
Total loans, excluding loans held for sale, decreased $16,801, or 3.3%, from $513,213 at December 31, 2008 to $496,412 at September 30, 2009. The Company continues to see good quality loan opportunities, as many large banks have cut back on lending, but has experienced an overall decline in loan balances due to reduced activity in our primary markets, tightened underwriting and planned portfolio runoff. Retail loan production including credit card and home equity loans experienced slight growth. Management continues with its planned reduction of the Bank’s indirect and investment property portfolios and residential mortgage portfolios declined due to an increase in refinance activities.
Total deposits increased $28,842, or 5.1%, from $565,153 at December 31, 2008 to $593,995 at September 30, 2009. CDARS balances, which provide increased levels of FDIC insurance coverage for CDs, grew to approximately $189,000 at September 30, 2009. Noninterest-bearing deposits increased $10,474, or 21.4%, and interest bearing deposits increased $18,368, or 3.6% during the quarter ended September 30, 2009. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased $21,087, or 23.9% from $88,384 at December 31, 2008, to $67,297 at September 30, 2009, in a planned effort to reduce long-term debt and remove the pledges of related collateral to provide additional liquidity. Management will continue to analyze opportunities to reduce high cost long-term debt.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $1,766 for the three months ended September 30, 2009, compared to $2,800 for the same period in 2008. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. Charge-offs during the nine months ended September 30, 2009 were mainly attributed to the investment property, indirect and commercial loan portfolios. Non-accrual loans at September 30, 2009 increased to $12.0 million from $11.1 million at September 30, 2008. The majority of non-accrual balances are attributed to loans in the investment real estate and commercial real estate sectors that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days from period to period decreased to 1.37% at September 30, 2009 from 3.05% at September 30, 2008, and again are mainly attributed to the real estate investment portfolio. Delinquent loans over ninety days decreased to 1.15% at September 30, 2009 from 1.92% at December 31, 2008. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.
Net charge-offs for the three months ended September 30, 2009 decreased to $913 compared to $1,582 for the three months ended September 30, 2008. In addition, annualized net charge-offs for the three months ended September 30, 2009 were 0.73% compared to 1.22% at September 30, 2008. The balance of the allowance for loan losses was $8,848, or 1.78% of total loans at September 30, 2009, compared to $6,137, or 1.20% of total loans at December 31, 2008.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
October 26, 2009 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and due from financial institutions	$11,684	$19,632
Interest bearing deposits	51,432	10,000
Federal funds sold and overnight investments	10,000	4,000

Total cash and cash equivalents	73,116	33,632
Securities available for sale, at fair value	97,496	111,360
Securities held to maturity, at amortized cost	4,995	8,002

Total securities	102,491	119,362
Loans held for sale, at lower of cost or market	2,099	1,083
Loans	496,412	513,213
Less allowance for loan losses	(8,848)	(6,137)

Net loans	487,564	507,076
Real estate owned	5,248	5,071
Investment in FHLB stock	3,796	3,796
Premises and equipment, net	14,882	15,537
Investment in unconsolidated affiliates	1,420	1,277
Bank-owned life insurance	16,124	15,623
Accrued interest receivable and other assets	9,673	10,107

Total assets	$716,413	$712,564

LIABILITIES
Deposits
Noninterest-bearing	$59,492	$49,018
Interest-bearing	534,503	516,135

Total deposits	593,995	565,153
Federal funds purchased and other short-term borrowings	3,121	5,370
Federal Home Loan Bank advances	64,176	83,014
Accrued interest payable and other liabilities	2,390	2,968

Total liabilities	663,682	656,505

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	62,409	64,933
Treasury stock, at cost, 556,523 shares	(13,489)	(13,494)
Accumulated other comprehensive income	26	835

Total shareholders’ equity	52,731	56,059

Total liabilities and shareholders’ equity	$716,413	$712,564

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest and dividend income
Loans	$6,794	$8,113	$21,128	$25,233
Taxable securities	715	1,021	2,562	2,915
Tax-exempt securities	233	260	759	740
Federal funds sold and other	31	131	140	564

Total interest income	7,773	9,525	24,589	29,452

Interest expense
Deposits	1,704	2,995	5,918	9,685
Borrowings	747	1,009	2,493	3,115

Total interest expense	2,451	4,004	8,411	12,800

Net interest income	5,322	5,521	16,178	16,652

Provision for loan losses	1,766	2,800	6,908	4,000

Net interest income after provision for loan losses	3,556	2,721	9,270	12,652

Noninterest income
Service charges on deposit accounts	692	700	1,940	1,974
Trust department income	191	231	661	743
Loss on securities	(833)	—	(833)	—
Net gains on sale of securities	—	—	462	278
Net losses on sale of assets	(91)	(619)	(251)	(735)
Gains on sale of loans	63	42	253	179
Treasury management fees	107	149	378	400
Data processing servicing fees	167	138	440	499
Earnings on bank owned life insurance	167	165	501	495
Other	123	59	318	326

Total noninterest income	586	865	3,869	4,159

Noninterest expense
Salaries and employee benefits	2,590	2,554	7,717	7,664
Occupancy and equipment	1,138	1,103	3,292	3,168
Professional services	144	421	667	830
Advertising	122	112	307	320
Postage, freight and courier	84	75	237	219
Supplies	63	94	217	245
State franchise taxes	168	150	506	341
Federal deposit insurance premiums	483	194	1,137	239
Other	833	749	2,894	2,223

Total noninterest expense	5,625	5,452	16,974	15,249

Income (loss) before income taxes	(1,483)	(1,866)	(3,835)	1,562

Income tax credits	(765)	(1,654)	(1,837)	(748)

Net income (loss)	$(718)	$(212)	$(1,998)	$2,310

Basic and diluted earnings (loss) per common share	$(0.19)	$(0.06)	$(0.54)	$0.62

Dividends per share	$0.02	$0.16	$0.06	$0.48

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	9/30/09	9/30/08	9/30/09	9/30/08

Key Financial Information

Net interest income	$5,322	$5,521	$16,178	$16,652

Provision for loan losses	$1,766	$2,800	$6,908	$4,000

Non-interest income	$586	$865	$3,869	$4,159

Non-interest expense	$5,625	$5,452	$16,974	$15,249

Net income (loss)	$(718)	$(212)	$(1,998)	$2,310

Loan balances (average)	$498,305	$516,498	$508,911	$519,402

Deposit balances (average)	$582,878	$556,499	$579,788	$548,532

Non-accrual loans	$11,973	$11,106	$11,973	$11,106

Loans 90 days past due and accruing	$664	$717	$664	$717

Basic earnings (loss) per common share	$(0.19)	$(0.06)	$(0.54)	$0.62

Diluted earnings (loss) per common share	$(0.19)	$(0.06)	$(0.54)	$0.62

Weighted Average Shares Outstanding (000):
Basic and Diluted	3,717	3,717	3,717	3,717

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/09	9/30/08	9/30/09	9/30/08

Key ratios

Return on average assets	(0.40)%	(0.12)%	(0.38)%	0.43%

Return on average shareholders’ equity	(5.27)%	(1.49)%	(4.87)%	5.37%

Annualized non-interest expense to average assets	3.16%	3.07%	3.19%	2.87%

Efficiency ratio	95.2%	85.4%	84.7%	73.3%

Net interest margin (fully taxable equivalent)	3.32%	3.39%	3.41%	3.45%

Equity to assets at period end	7.36%	8.10%	7.36%	8.10%

Allowance for loan losses as a percentage of period-end loans	1.78%	1.72%	1.78%	1.72%

Total allowance for loan losses to non-accrual loans	74%	80%	74%	80%

Net charge-offs (annualized) as a percent of average loans	0.73%	1.22%	1.10%	0.87%

Non-accrual loans to total loans (net)	2.46%	2.19%	2.46%	2.19%

Delinquent loans (30+ days)	1.37%	3.05%	1.37%	3.05%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2008 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.